EXHIBIT A

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $0.0001 par value per share, of KapStone Paper and Packaging Corporation, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 7th day of January, 2010.

/s/ Richard A. Rubin
Richard A. Rubin

/s/ Richard A. Rubin
Hawkeye Capital Management, LLC by Richard A. Rubin, Managing Member

/s/ Richard A. Rubin
Hawkeye Capital Master by Richard A. Rubin, Managing Member of Hawkeye Capital Management, LLC, Manager of Hawkeye Capital Master